File Nos. 33-72212 and 811-8168

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec.240.14a-12

AQUILA ROCKY MOUNTAIN EQUITY FUND
(Exact Name of Registrant as Specified in Charter)

380 Madison Avenue, Suite 2300
New York, New York 10017
(Address of Principal Executive Offices)

(212) 697-6666
(Registrant’s Telephone Number)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

Aquila Group of Funds®

Important Proxy Materials
PLEASE CAST YOUR VOTE NOW

                August 6, 2010

Dear Fellow Shareholder,

We are writing to let you know that on October 8, 2010 Aquila Rocky Mountain Equity Fund will hold an Annual Meeting of the Shareholders (at 10 AM) and a Special Meeting of the Shareholders (at 11 AM).

At the meetings, shareholders will be asked to vote on proposals that we believe will benefit your Fund in the following ways:

•	Give your Fund the flexibility to pursue a broad range of potential investment opportunities; and,
•	Enable your Fund to have greater potential to recognize economies of scale, which would be beneficial to you, as a shareholder.

Shareholders will also be asked to elect the Board of Trustees and address other items.  Detailed information about the proposals is contained in the enclosed Proxy Statement, which we encourage you to review carefully.

Importantly, your Board of Trustees has considered the proposals and has determined that Proposals 1 through 4 in the Proxy Statement, for consideration at the Special Meeting, are in the best interest of your Fund and its shareholders, and unanimously recommends that you vote “FOR” these proposals.

Whether or not you plan to attend the meetings in person, and regardless of how many shares you own, your vote is important.  We realize that you lead a busy life and may be tempted to put aside this proxy information to review at a later time, but by responding promptly, you may save your Fund the expense of additional follow-up mailings and solicitations.  Please vote today.

You may vote your shares via the Internet, by telephone, or by simply completing and signing the enclosed proxy cards and mailing them in the postage-paid envelope included in this package.  If you have questions, please call us toll-free at (800) 437-1020.

Thank you for participating in this important initiative.

Sincerely,

/s/ Diana P. Herrmann                                                                                          /s/   Lacy B. Herrmann

Diana P. Herrmann                                                                                                Lacy B. Herrmann
President and Chief Executive Officer                                                               Chairman

Aquila Investment Management LLC
Manager of Aquila Rocky Mountain Equity Fund